Exhibit 99.1
Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES CLOSING AND SALE OF SOUTH
LOUISIANA ASSETS
Houston, Texas – March 21, 2007. Goodrich Petroleum Corporation today announced that it has closed on the previously announced agreement to sell substantially all of its assets in South Louisiana for approximately $100 million with an effective date of July 1, 2006. The closing price has been adjusted for cash flow from the properties since the effective date and estimated through March 31, 2007. As such, the adjusted closing sale price net to the Company is approximately $77 million.
Commenting on the sale, Walter G. “Gil” Goodrich, Vice-Chairman and CEO said, “The closing of this transaction completes the strategic shift we initiated in 2004 when we entered into the Cotton Valley trend of East Texas and Northwest Louisiana. In addition to allowing us to focus completely on the Cotton Valley trend, the transaction further strengthens our balance sheet and provides meaningful incremental capital which will assist in funding our 2007 capital expenditure budget of $275 million, all of which is earmarked for development in the Cotton Valley trend.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.